UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 29, 2009 (September 24, 2009)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Agreement. On September 24, 2009, Allegheny Energy Supply Company, LLC (“AESC” or the “Company”) entered into a new $1 billion Credit Agreement (the “New Credit Agreement”) with certain banks, financial institutions and other institutional lenders, Bank of America Securities LLC, as Joint Lead Arranger and Joint Book Runner, The Bank of Nova Scotia, as Joint Lead Arranger, Joint Book Runner and Syndication Agent and Bank of America, N.A. (“Bank of America”), as Administrative Agent (collectively, the “Bank Parties”).

The Credit Agreement provides for a $1 billion senior unsecured revolving credit facility (the “New Revolving Facility”). The full amount of the New Revolving Facility may be used, if availability exists, to issue letters of credit. The proceeds of any borrowings under the New Revolving Facility may be used for working capital and general corporate purposes.

AESC is required to repay the principal amount borrowed under the Facility in full at maturity on September 24, 2012. AESC may, subject to the restrictions specified in the Credit Agreement, borrow, repay or prepay, and re-borrow amounts under the New Revolving Facility from time to time.

Advances under the New Credit Agreement currently bear interest, depending on the type of advance requested by AESC, at a rate equal to either (i) the highest of: the rate announced publicly by Bank of America, from time to time, as Bank of America’s base rate; 0.5% above the Federal Funds Rate (as defined in the New Credit Agreement) or 1.0% above the Eurodollar Rate (as defined in the New Credit Agreement) (the “Base Rate”), plus an applicable margin, which is currently 2.50% for Base Rate advances, or (ii) the Eurodollar Rate (as defined in the New Credit Agreement), plus an applicable margin, which is currently 3.50% for Eurodollar Rate advances. The applicable margins for both Base Rate and Eurodollar Rate advances will be reduced in the event of certain improvements in AESC’s Public Debt Rating (as defined in the New Credit Agreement) and will be increased in the event of certain reductions in AESC’s Public Debt Rating. The Eurodollar Rate is determined by dividing LIBOR (as defined in the New Credit Agreement) by a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage (as defined in the New Credit Agreement). AESC’s ability to request and maintain Eurodollar Rate loans is subject to certain limitations.

The New Credit Agreement contains affirmative, negative and financial covenants including, among other things, limits on the incurrence of additional liens and restrictions on mergers, sales of assets and investments, as well as a maximum limit on the ratio of Consolidated Debt (as defined in the New Credit Agreement) to Total Capitalization (as defined in the New Credit Agreement). The events of default under the New Credit Agreement include, among other things, failure to pay under the New Credit Agreement or under any other debt of the Company or certain of its material subsidiaries having an aggregate principal amount of $40 million, failure to perform or observe covenants under the New Credit Agreement or other Financing Documents (as defined in the Credit New Agreement) (in each case, with customary grace periods, as applicable), insolvency events, change of control events and material judgments. The New Credit Agreement provides that, upon the occurrence of an event of default, payment of all outstanding loans under the New Credit Agreement may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the New Credit Agreement automatically become immediately due and payable, and the lenders’ commitments automatically terminate.

Amendment of Existing Credit Agreement. In conjunction with the New Credit Agreement, AESC entered into an Amendment (the “Amendment”) to its existing Credit Agreement, dated as of May 2, 2006, among AESC, the banks, financial institutions and other institutional lenders party thereto (the “Prior Lenders”) and Citicorp USA, Inc., as Administrative Agent (as amended, the “Prior Credit Agreement”). The Prior Credit Agreement provided for a senior unsecured term loan in the initial amount of $767 million, of which $447 million currently is outstanding, and prior to giving effect to the Amendment, a $400 million senior unsecured revolving credit facility. Among other things, the Amendment will terminate all of the Revolving Commitments (as defined in the Prior Credit Agreement) under the Prior Credit Agreement and will amend certain terms and conditions in the Prior Credit Agreement to conform to the New Credit Agreement.

Some of the Bank Parties and Prior Lenders have or may have had various relationships with the Company and its affiliates involving the provision of a variety of financial services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: September 29, 2009	By:	/s/ Kirk R. Oliver
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer